EXHIBIT 99

MERITAGE HOSPITALITY GROUP INC.
1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, MI 49525

Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT:
Robert E. Schermer, Jr., CEO
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE APPOINTS FORMER X-RITE
CHIEF FINANCIAL OFFICER TO BOARD OF DIRECTORS

        GRAND RAPIDS, Michigan, June 23, 2005. Meritage Hospitality Group Inc. (AMEX: MHG), the nation’s only publicly traded Wendy’s franchisee and O’Charley’s franchisee, today announced the appointment of Duane Kluting to the Company’s Board of Directors and Audit Committee, effective July 1, 2005. Mr. Kluting is recently retired. From 1992 through 2003, Mr. Kluting served as Vice President, Chief Financial Officer & Corporate Secretary for X-Rite, Incorporated, a West Michigan-based developer and manufacturer of color measurement instrumentation and software used in graphic arts, retail and industrial applications. Mr. Kluting will serve as an independent member of the Board.

        Kluting also served in various positions with Herman Miller, Inc. for 15 years including Controller and Vice President — Dealer Distribution, and was on the audit staff of Seidman & Seidman accounting firm (now known as BDO Seidman LLP) for five years. Commenting on the announcement, Robert E. Schermer, Jr., Meritage’s Chief Executive Officer, stated “We are delighted and honored that Duane is joining the Meritage Board. Duane brings significant public company experience in his tenures at X-Rite and Herman Miller. In addition, his diversified financial background and experience in creating shareholder value will make him a valuable asset to our Board and the Audit Committee.”

        Meritage is one of the nation’s premier franchise operators currently operating 51 restaurants. The Company operates 48 “Wendy’s Old Fashioned Hamburgers” restaurants throughout Western and Southern Michigan, serving more than nine million customers annually. Meritage is also the nation’s first O’Charley’s franchisee, currently operating three O’Charley’s restaurants and holding the right to develop the O’Charley’s concept throughout Michigan.